Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY COMPLETES ACQUISITION OF REAL TIME SYSTEMS.

NORWALK, CT., July 11, 2007 – Bolt Technology Corporation (AMEX:BTJ) today announced the closing, effective July 1, 2007, of the acquisition of substantially all of the assets of Real Time Systems (RTS). The initial purchase price consists of $3,500,000 (paid at closing) plus the net book value of the acquired assets as of July 1, 2007 (estimated to be approximately $1,000,000 and payable upon finalization of the July 1, 2007 balance sheet). In addition, if the acquired business achieves certain sales levels in the two years from July 1, 2007, further payments will be due. Bolt’s existing cash balances will fund the purchase price.

RTS, located in Fredericksburg, Texas, develops, manufactures and sells controllers and synchronizers for seismic energy sources (Air Guns). Their products are designed to control and synchronize up to 96 air guns in a single seismic exploration vessel. For the year ended December 31, 2006, RTS recorded revenues in excess of $4,400,000 and earnings before taxes and owners compensation in excess of $2,400,000.

Raymond M. Soto, Bolt’s chairman, president and CEO, commented, “We believe the acquisition of RTS which provides products designed to control and synchronize the principal product of our Company (seismic air guns) is a natural fit for us. RTS’s products reflect the same high quality, reliability and industry acceptance as our seismic air guns, connectors and cables. We expect this acquisition to be immediately accretive to our fiscal year 2008 earnings.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of seismic energy sources and underwater connectors used in the offshore seismic exploration for oil and gas. Bolt also designs, manufactures and sells precision miniature industrial clutches, brakes and electric motors.

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “estimate,” “project,” “ anticipate,” “expect,” “predict,” “believe,” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, risks associated with decreased demand for the Company’s products due to fluctuation in energy industry activity, reliance on certain significant customers, significant amount of foreign sales and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those currently anticipated.

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